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                                                                   EXHIBIT 21.1

                                  SUBSIDIARIES

Subsidiaries of SSP Solutions, Inc. as of March 31, 2003:

         -  Pulsar Data Systems, Inc., a Delaware corporation;

         - Litronic Industries, Inc., a California corporation., dba SSP-Litronic and dba Litronic;

         -  BIZ Interactive Zone, Inc., a Delaware corporation; and

         -  SSP Gaming, LLC, a Nevada limited liability company.